EXHIBIT 5.1

                          OPINION AS TO LEGALITY

                         CHRISTOPHER J. MORAN, JR.

                                Attorney at Law
                          4625 Clary Lakes Drive
                          Roswell, Georgia 30075


  Telephone                                  Telecopier
  (770) 518-9542                         (770) 518-9640


   January 3, 2003
United States Securities and Exchange Commission
Washington, D.C. 20549

Re: Manchester Inc. - Registration Statement on Form SB-2

Ladies and Gentlemen:

I have acted as counsel for Manchester Inc., a Nevada corporation (the "Company"), in connection with the review of the due incorporation of the Company. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and conformity with the originals of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

I have not prepared or reviewed the registration statement or the prospectus and I do not opine on these documents.

Based on the foregoing, I am of the opinion that all issued shares are validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Nevada. (Chapter 78A of the Nevada Revised
Statutes). This opinion opines upon Nevada law, including the statutory provisions, all applicable provisions of the Nevada
Constitution and reported judicial decisions interpreting those laws.

I consent to the filing of this opinion as an exhibit to the registration statement and consent to the references to my firm in the registration statement.

   Very truly yours;



                                 /s/ Christopher J. Moran Jr.
                                 Christopher J. Moran, Jr.